UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   LEE, DAVID ASHLEY
   1655 Roberts Blvd, NW
   Kennesaw, GA  30144
2. Date of Event Requiring Statement (Month/Day/Year)
   04/18/00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   CryoLife, Inc.
   CRY
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President of Finance and Chief Financial Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |       1,887          |      D         |                                               |
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Common Stock                               |         600          |      I         |   Joint with Spouse                           |
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Common Stock                               |       1,600 (1)      |      I         |   by Parents
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Incentive Stock Option  |(2)      | 6/16/00 |Common Stock           |   5,000 |$    3.50 |D            |                           |
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Incentive Stock Option  |(3)      | 6/19/03 |Common Stock           |   5,000 |    13.50 |D            |                           |
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Incentive Stock Option  |(4)      | 6/09/05 |Common Stock           |   5,000 |    12.75 |D            |                           |
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Incentive Stock Option  |(5)      |10/18/05 |Common Stock           |  20,000 |   19.375 |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) The reporting person has power of disposition only and disclaims beneficial ownership of these shares. This report shall not be deemed an admission that the reporting person is the beneficial ownership of such securities for purposes of Section 16 or for any other purpose.

(2) Exercisable in five equal annual installments of 1,000 shares each beginning on 12/16/95.

(3) Exercisable in five equal annual installments of 1,000 shares each beginning on 12/19/98.

(4) Exercisable in five equal annual installments of 1,000 shares each beginning on 12/09/00.

(5) Exercisable in five equal annual installments of 4,000 shares each beginning on 4/18/01.


SIGNATURE OF REPORTING PERSON
David Ashley Lee
DATE April 25, 2000